                              CODE SHARE AGREEMENT

                                     between

                            HAWAIIAN AIRLINES, INC.

                                       and

                                MAHALO AIR, INC.




                                  JUNE 28, 1996

                              CODE SHARE AGREEMENT

          This Code Share Agreement dated this 28 day of June, 1996 (the "Agreement") and effective July 1, 1996 (the "Effective Date") is entered into by and between HAWAIIAN AIRLINES, INC., a Hawaii corporation, whose business and mailing address is 3375 Koapaka Street, Suite G-350, Honolulu, Hawaii, 96819 ("Hawaiian") and MAHALO AIR, INC., a Hawaii corporation, whose business and mailing address is 90 Nakolo Place, Suite 215, Honolulu, Hawaii, 96819 ("Mahalo"). Hawaiian and Mahalo are sometimes referred to in this Agreement individually as a "Party" or "Carrier," or collectively as the "Parties" or "Carriers."

                                 WITNESSETH:

          WHEREAS, Hawaiian and Mahalo are each certified air carriers providing air transportation services in their respective areas of operation;

          WHEREAS, Hawaiian and Mahalo desire to cooperate in the coordination of schedules by allowing Hawaiian to market certain of Mahalo's flight operations under the HA code and by allowing Hawaiian to provide Mahalo with contract services such as reservations, city ticket office, airport handling and revenue accounting; and

          WHEREAS, Hawaiian and Mahalo are each willing to perform in the manner and upon the terms and conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the mutual covenants and promises in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

          1. SCHEDULES TO BE OPERATED. It is the intent of the Parties to share Hawaiian's two letter designator code, "HA". Mahalo operated shared code segments will be marketed under not only Mahalo's two letter designator code "8M" but also under Hawaiian's HA designator code. Schedule 1 attached hereto sets forth the flight segments where shared code segments ("HA Code Shared Segments") will operate at the commencement of this Agreement and some of the HA Code Shared Segments that may be operated in the future. The Parties shall meet as needed to discuss the appropriateness of expanding or contracting the list of city pairs on Schedule 1, based on, among other conditions, market factors.

          2.   CODE SHARING LICENSES.

               a. HA LICENSE. Subject to the terms and conditions of this Agreement, Hawaiian hereby grants to Mahalo a non exclusive, nontransferable, revocable license to use the HA designator code on all of its flights operated as HA Code Shared Segments. Mahalo flights operated using the HA code are hereinafter referred to as HA Flights.


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

               b. CONTROL OF HA FLIGHTS. Mahalo shall have sole responsibility for and control over, and Hawaiian shall have no responsibility for, control over or obligations or duties with respect to, each and every aspect of Mahalo's flight operations.

          3.   REPORTING OBLIGATIONS.

               a. CHANGES IN SERVICE. Each Carrier shall give the other Carrier sixty (60) days' advance notice (or notice as far in advance as possible if sixty (60) days is impracticable) of any intended (i) changes to its operating specifications, (ii) change to its operating flight schedule on any of the HA Code Shared Segments, or (iii) material changes to the manner of conducting its business or the nature of its product.

               b. CORRESPONDENCE FROM GOVERNMENTAL AUTHORITIES. Mahalo shall immediately provide Hawaiian with copies of any correspondence received from a government authority or sent to any governmental authority which, with respect to HA Code Shared Segments, references (i) any alleged noncompliance with rules or regulations affecting air transportation, or (ii) any investigation of Mahalo performed or proposed by any government authority including without limitation, any communication issued by a government authority concerning the airworthiness of Mahalo's aircraft, the compliance of Mahalo's personnel with required operational or training procedures or any other matter relating to the safe operation of Mahalo's aircraft.

               c. NOTICE OF COMPLAINTS. Once each month, each carrier shall furnish the other carrier with a summary of complaints, notices or violations, requests to cease activities or similar correspondence which reasonably relates to HA Code Shared Segments and which are received by the carriers during the prior month from passengers, any government authorities or other parties.

          4.   FLIGHT DISPLAY.

               a. All HA Code Shared Segments shall be included in the availability and fare displays of all computerized reservations systems in which Hawaiian and Mahalo participate, the Official Airline Guide ("OAG"), and Hawaiian's and Mahalo's internal reservation systems. Hawaiian shall take all necessary measures to publish the HA Flights in the OAG and CRS systems. Hawaiian will make all required code-share filings with the DOT, if any.

               b. Hawaiian and Mahalo shall disclose and identify the HA Code Shared Segments to the public as actually being a flight of and operated by Mahalo, in at least the following ways:

                    (i) a symbol will be used in timetables and computer reservation systems indicating that HA Flights are actually operated by Mahalo;


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

                    (ii) to the extent reasonable, messages on airport flight information displays will identify Mahalo as the operator of flights shown as HA Flights unless otherwise stated in this document;

                    (iii) Hawaiian and Mahalo advertising concerning HA Code Shared Segments and Hawaiian and Mahalo reservations will disclose Mahalo as the operator of each flight; and

                    iv.  in any other manner prescribed by law.

          5.   PUBLIC RELATIONS.

               a. INFLIGHT ANNOUNCEMENTS. Mahalo shall make appropriate public address announcements, both on the ground and inflight, to all passengers on the HA Code Shared Segments to promote the cooperative service. The announcements shall mention both the Mahalo and the HA Flight number. Such announcements shall be jointly developed between the Parties and approved in writing prior to their use;

               b. PRESS RELEASES. The Parties will jointly develop and approve joint press releases for the initiation of this Agreement and as deemed appropriate during the terms of this Agreement;

               c. ADVERTISING. Hawaiian will include the HA Code Shared Segments in its interisland advertisement, when appropriate. The Parties will work together regarding joint community marketing campaigns in each of the HA Code Shared Segments markets;

               d. NOTIFICATION. Where necessary, Hawaiian will notify passengers holding reservations on HA Flights to inform them that the flight will be operated by Mahalo, not Hawaiian; and

               e. SIGNS. Hawaiian shall develop and provide signage for all airports covered by this Agreement. Both Parties shall provide appropriate information regarding the HA Code Shared Segments at all ticket counters and wherever gate information is provided for HA Code Shared Segments, the costs for such signage to be divided equally among the parties;


               f. HA FLIGHTS. The Parties will agree to a brand name for the HA Flights;

               g. RESERVATIONS. The Parties agree to work together regarding inventory and seat availablity on the HA Code Shared Segments.

          6.   PRICING AND SETTLEMENT.

               a.   FARES AND CARGO RATES.   Hawaiian shall establish on its
own, and file through and local passenger, cargo and small package tariffs applicable to the HA Code Shared Segments. Mahalo shall establish on its own all local passenger, cargo and small package tariffs applicable to its flights that are operated as HA Code Shared Segments. Hawaiian and Mahalo shall independently contract with the U.S. Postal Service for carriage of mail over their respective route networks. The use of the HA designator code for HA Code Shared Segments does not extend to any mail contract rates between each carrier and the U.S. Postal Service.

               b. PRORATE FOR HA CODE SHARED SEGMENTS. The passenger prorate for the HA Code Shared Segments shall be governed by the Bilateral Prorate Agreement-Passenger attached hereto as Schedule 2. The Cargo and Small Package prorate for the HA Code Shared Segments shall be governed by the Bilateral Prorate Agreement-Cargo attached hereto as Schedule 3.

               c. BILLING AND PAYMENT. Passenger and Cargo revenue for the HA Code Shared Segments shall be settled between Hawaiian and Mahalo according to the terms and conditions of the Bilateral Prorate Agreement-Passenger and the Bilateral Prorate Agreement-Cargo. Hawaiian shall have the right to offset payments due to Mahalo for the HA Code Shared Segments against amounts owed by Mahalo to Hawaiian for other contract services provided to Mahalo by Hawaiian, including but not limited to CRS charges and airport services.

               d.   CRS CHARGES.   Mahalo shall reimburse Hawaiian for any
third party computer reservation system ("CRS") charges for HA Code Shared Segments on local fares. Mahalo shall be responsible for payment of third party CRS charges that are billed directly to Mahalo and are attributable to HA Code Shared Segments.

          7.   FREQUENT FLYER PROGRAM.

               a. Hawaiian shall have the right to provide its Gold Plus Program members with mileage credit for the HA Code Shared Segments.
Hawaiian shall also have the right to provide members of American's AAdvantage program and Northwest's WorldPerks program with mileage credit for the HA Code Shared Segments.

               b. Hawaiian shall have the right to issue, or cause to be issued, frequent flyer award travel on the HA Code Shared Segments to members of the Gold Plus, AAdvantage and WorldPerks programs.

               c. Terms and conditions for accrual of frequent flyer mileage credit, and acceptance of frequent flyer award tickets shall be governed by the Gold Plus Agreement between the parties attached hereto as
Schedule 4.

          8.   TERMS AND CONDITIONS OF CARRIAGE AND CLAIMS PROCEDURES.

          In all cases, a passenger's contract of carriage on a HA Code Shared Segment shall be with Mahalo. Hawaiian and Mahalo shall jointly develop those conditions of carriage and tariff rules for the HA Code Shared Segments that need to be uniform in order for the HA Code Shared Segments to be provided in a seamless manner, and as required by DOT regulations, such conditions of carriage and tariff rules shall be available for public inspections at both Mahalo's and Hawaiian's corporate offices, airport ticket offices and city ticket offices.

          9. IRREGULARITY HANDLING. In the event of a flight irregularity, cancellation or delay, on any HA Code Shared Segment, Mahalo shall provide, at its own expense, all passengers ticketed for the HA Code Shared Segments with similar interrupted trip amenities, compensation, or any other service that Hawaiian provides to its passengers, including transportation to the final destination on the next available Mahalo flight or with transportation on another carrier.

          10. AIRPORT OPERATIONAL ASSISTANCE. Both Parties shall cooperate to coordinate and maintain their schedules to minimize passenger waiting time and to maximize the convenience of passengers who are connecting between Hawaiian and Mahalo for the HA Code Shared Segments. As soon as additional interisland gates at the Honolulu Interisland Terminal are available for use, Mahalo agrees to use its best efforts to move its gate operation to the ground level gates used by Hawaiian as soon as practical and to move its ticket counter to a location adjacent to Hawaiian's ticket counters.
Hawaiian agrees not to increase its ground handling costs to Mahalo, if any, as a result of such moves.

          11. CONFIDENTIAL INFORMATION. Neither Hawaiian nor Mahalo shall disclose to the other Party or be required to disclose by the other Party any information relating to its scheduling (except as provided in Section __ hereto), pricing, inventory control or flight profitability. Neither Hawaiian nor Mahalo shall disclose the terms of this Agreement or any proprietary information with respect to the other obtained as a result of this Agreement, either during the term hereof or thereafter except as may be required by law or by any order of a court or administrative agency, and then upon ten (10) days' notice to the other Party. Hawaiian and Mahalo recognize that, in the course of the performance of each of the provisions hereof, each Party may be given and may have access to confidential and proprietary information of the other Party, including proposed schedule and fare changes, statistical data regarding load factors and fares, sales and promotional programs and other operating and competitive information (the "Confidential Information"). Hawaiian and Mahalo agree that each shall preserve, and shall ensure that each of its officers, directors, agents, consultants and employees who receive Confidential Information preserve the confidentiality of the other Party's Confidential Information. This confidentiality obligation shall survive for two (2) years after the termination of this Agreement.

          12. AUDIT. Hawaiian (or an auditor of its choice) shall have the right, at its own cost, to inspect, review, and observe Mahalo's operations of HA Flights, and/or to conduct a full safety and/or service audit of Mahalo's operations, manuals and procedures reasonably related to HA Flights, at such intervals as Hawaiian shall reasonably request. Hawaiian shall coordinate its safety and service audits with Mahalo so as to avoid disruptions of Mahalo's operations. Any safety audit may include, without limitation, maintenance and operation procedures, crew planning, reservations, personnel records, spare parts, inventory records, training records and manuals, flight, flight training and operations personnel records. Hawaiian shall be entitled to access Mahalo's records, documents or systems, including accounting records and operational statistics, except that Hawaiian shall not be entitled to access records, documents or systems relating to Mahalo's pricing, inventory control or flight profitability.

          13. IRREGULARITIES IN OPERATIONS. In the event of any irregularity in the operations of HA Flights, including without limitation, any event causing damage to persons or property, Mahalo shall identify itself as being operated independently of Hawaiian, and as being solely responsible for its operations. Mahalo shall promptly notify Hawaiian of any and all irregularities involving HA Flights which may result in any damage to persons or property as soon as such information is available and shall furnish to Hawaiian as much details as practicable.

          14. HAWAIIAN'S REPRESENTATIONS AND WARRANTIES. To induce Mahalo to enter into this Agreement, and any documents contemplated hereby, Hawaiian makes the following representations and warranties, each of which shall survive the execution and delivery of this Agreement.

               a. Hawaiian is a corporation duly incorporated under the laws of the Territory of Hawaii and is validly existing in good standing under the laws of the State of Hawaii and has its chief executive office in Honolulu, Hawaii;

               b. Hawaiian is a duly certificated air carrier under 14 C.F.R. Part 121;

               c. this Agreement has been duly authorized and approved by Hawaiian's Board of Directors; and

               d. all services performed by Hawaiian pursuant to this Agreement shall be conducted and all of its personnel shall at all times meet and be in full compliance with any and all applicable federal, state and local laws, orders, rules and regulations of all governmental agencies having jurisdiction over its operations, including but not limited to the Department of Transportation ("DOT") and the Federal Aviation Administration ("FAA").

          15. MAHALO'S REPRESENTATIONS AND WARRANTIES. To induce Hawaiian to enter into this Agreement, and any documents contemplated hereby, Mahalo makes the following representations and warranties, each of which shall survive the execution and delivery of this Agreement.

               a. Mahalo is a corporation duly incorporated and is validly existing in good standing under the laws of the State of Hawaii and has its chief executive office in Honolulu, Hawaii;

               b.   Mahalo is a duly certificated air carrier under 14 C.F.R.
Part 121;

               c. Mahalo shall maintain a minimum of five daily round trip flights between Honolulu on the one hand and Molokai on the other hand. If Mahalo should enter the Honolulu to Lanai and/or the Honolulu to West Maui market(s), then Mahalo shall also maintain a minimum of five daily round trip flights between those cities;

               d. this Agreement has been duly authorized and approved by Mahalo's Board of Directors;

               e. Mahalo shall not enter into any frequent flyer agreements with other airlines for the HA Code Shared Segments without the prior written permission of Hawaiian;

               f. Mahalo will enter into a contract with Hawaiian whereby Hawaiian shall provide Mahalo with ramp handling at Kahului, Maui, such services to be provided upon the Effective Date of this Agreement. Mahalo agrees to enter into similar contracts with Hawaiian if it should enter the Lanai markets and the Parties may consider customer service and/or ground and/or ramp handling agreements at other locations in the future; and

               g. all services performed by Mahalo pursuant to this Agreement shall be conducted and all of its personnel shall at all times meet and be in full compliance with any and all applicable federal, state and local laws, orders, rules and regulations of all governmental agencies having jurisdiction over its operations, including but not limited to the DOT and the FAA. In conducting flight operations under the HA designator code, Mahalo will employ prudent safety and loss prevention policies.

          16.  INDEPENDENT PARTIES.

               a. INDEPENDENT CONTRACTOR. It is expressly recognized and agreed that each Carrier, in its performance and otherwise in this Agreement, is and shall be engaged and acting as an independent contractor and in its own independent and separate business; that each Carrier shall retain complete and exclusive control over its staff and operations and the conduct of its business; and that each Carrier shall bear and pay all expenses, costs, risk and responsibilities incurred by it in connection with its obligations under this Agreement. Neither Party nor any of its officers, directors, employees, representatives or agents shall in any manner, directly or indirectly, expressly or by implication, be deemed to be, or make any representation or take any action which may give rise to the existence of any employment, agent, partnership, or other like relationship as between Hawaiian and Mahalo but each Carrier's relationship with respect to the other Carrier in connection with this Agreement is and shall always be that of an independent contractor.

               b. STATUS OF EMPLOYEES. The employees, agents and/or independent contractors of Hawaiian shall be employees, agents and/or independent contractors of Hawaiian for all purposes and under no circumstances shall be deemed to be employees, agents and/or independent contractors of Mahalo. The employees, agents and/or independent contractors of Mahalo shall be employees, agents and/or independent contractors of Mahalo for all purposes and under no circumstances shall be deemed to be employees, agents and/or independent contractors of Hawaiian. Neither Party shall have any supervisory power or control over any employees, agents and/or independent contractors employed by the other Party at any time.

               c. LIABILITY FOR EMPLOYEE COSTS. Each Carrier, with respect to its own employees (hired directly or through a third party), accepts full and exclusive liability for the payment of workers' compensation and/or employer's liability (including insurance premiums where required by law) and for the payment of all taxes, contributions or other payments for unemployment compensation, vacations, or old age benefits, pensions and all other benefits now imposed upon employers with respect to its employees by any government or agency thereof or any other third party (whether measured by the wages, salaries, compensation or other remuneration paid to such employees or otherwise) and each Carrier further agrees to make such payment and to make and file all reports and returns, and to do everything necessary to comply with the laws imposing such taxes, contributions or other payments.

          17.  INDEMNIFICATION AND INSURANCE.

               a.   INDEMNIFICATION.

                    (i) Hawaiian hereby assumes liability for, and shall indemnify, defend, protect, save and hold harmless Mahalo, its officers, directors, agents and employees from and against any and all liabilities, claims, judgments, damages and losses, including but not limited to, all costs, attorneys' fees and expenses incidental thereto, of every type and nature whatsoever, including without limitation those involving (a) death of or injury to any person including, but not limited to, Hawaiian's officers, directors, employees and agents, (b) loss of, damage to, or destruction of any property whatsoever, including any loss of use therefor, and (c) trademark, servicemark or tradename infringement, provided that such liabilities, claims, judgments, damages or losses are caused by or arise out of any alleged acts of omissions of Hawaiian or its officers, directors, employees or agents which are in any way connected to the services contemplated by this Agreement. Mahalo shall give Hawaiian prompt notice of any claim made or suit instituted against Mahalo which, if successful, would result in indemnification of Mahalo hereunder, and Mahalo shall have the right to compromise or participate in the defense of same to the extent of its own interest.

                    (ii) Mahalo hereby assumes liability for, and shall indemnify, defend, protect, save and hold harmless Hawaiian, its officers, directors, agents and employees from and against any and all liabilities, claims, judgments, damages and losses, including, but not limited to, all costs, attorneys' fees and expenses incidental thereto, of every type and nature whatsoever, including without limitation those involving (a) death of or injury to any person including, but not limited to, Mahalo's officers, directors, employees and agents, and (b) loss of, damage to, or destruction of any property whatsoever, including any loss of use therefor, and (c) trademark, servicemark or tradename infringement, provided that such liabilities, claims, judgments, damages or losses are caused by or arise out of any alleged acts of omissions of Mahalo or its officers, directors, employees or agents which are in any way connected to the services contemplated by this Agreement. Hawaiian shall give Mahalo prompt notice of any claim made or suit instituted against Hawaiian which, if successful, would result in indemnification of Hawaiian hereunder, and Hawaiian shall have the right to compromise or participate in the defense of same to the extent of its own interest.

               b. INSURANCE COVERAGE. Mahalo shall, at all times during the term of this Agreement, maintain in full force and effect, policies of insurance as follows:

                    (i) Comprehensive Airline Liability insurance, including Aircraft Third Party, Passenger, including passenger's baggage and personal effect, Cargo and Mail Legal Liability and Premises Liability for a combined single limit of not less than US$150,000,000 per occurrence per aircraft.
In respect of Personal injury, the minimum limit shall be US$25,000,000 per occurrence and in the aggregate.

                    (ii) Worker's Compensation and Occupations Disease insurance subject to the laws of the state of Hawaii, with statutory limits of liability. Such coverage shall include Employers Liability for a combined single limit of not less than US$1,000,000.

                    (iii) Mahalo shall cause the policies of insurance described therein to be duly and properly endorsed by that Carrier's insurance underwriters as follows:

                         (a)  As to policies of insurance described in
paragraphs b.(i) and b.(ii) above:

                              (1)  to provide that any waiver of rights of
subrogation against other parties by Mahalo will not affect the coverage provided thereunder with respect to Hawaiian;


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

                              (2)  to provide that Mahalo's underwriters
shall waive any and all subrogation rights against Hawaiian, its directors, officers, agents, employees and other authorized representatives, except for gross negligence or willful misconduct, with regard to any breach of warranty on the part of the other party or to provide other evidence of such waiver or recourse against the other Party, its directors, officers, agents, employees and other authorized representatives;

                              (3)  to provide that each Hawaiian, its
directors, officers, agents, employees and other authorized representatives shall be endorsed as additional insured parties thereunder, except for their gross negligence or willful misconduct; and

                              (4)  to provide that such insurance shall be
the primary insurance and to acknowledge that any other insurance policy or policies of each Party shall be secondary or excess insurance.

                         (b)  As to policies of insurance described in
paragraph b.(i) above to provide a breach of warranty clause to said policies.

                    (iv) Mahalo shall cause each of its insurance policies referred to in Section 16.b.(i) to be duly and properly endorsed to provide that said policy or policies or any part or parts thereof shall not be canceled, terminated or materially altered, changed or amended without thirty
(30) days' prior written notice to Hawaiian.

                    (v) Simultaneously with the commencement of this Agreement, and from time to time thereafter upon request by Hawaiian, Mahalo shall furnish to Hawaiian evidence reasonably satisfactory to Hawaiian of the aforesaid insurance coverage and endorsements, including certificates certifying that the aforesaid insurance and endorsements are in full force and effect. Initially, this evidence shall be a certificate of insurance required hereunder, Mahalo naming Hawaiian as additional insured.

               c. SURVIVAL RIGHTS AND OBLIGATIONS. The rights and obligations of Section 1.a. shall survive the expiration or termination of this Agreement.

          18. NOTICES AND REQUESTS. Unless another address is specified in writing, all notices and requests in connection with this Agreement shall be given in writing and delivered at the address specified below, by certified U.S. mail, postage prepaid, return receipt requested, and by facsimile.

     If to Hawaiian:          Hawaiian Airlines, Inc.
                              Attn:  Senior Vice President-Sales & Marketing
                              3375 Koapaka Street, Suite G-350
                              Honolulu, Hawaii  96820-0008
                              Telephone:  808/838-5411



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

                              Facsimile:  808/838-6738

     with a copy to:          Hawaiian Airlines, Inc.
                              Attn:  General Counsel
                              3375 Koapaka Street, Suite G-350
                              Honolulu, Hawaii  96820-0008
                              Telephone:  808/835-3610
                              Facsimile:  808/835-3690

     If to Mahalo:            Mahalo Air, Inc.
                              Attn:  V.P. Marketing & Sales
                              90 Nakolo Place, Suite 215
                              Honolulu, Hawaii 96819
                              Telephone:  808/837-5768
                              Facsimile:  808/838-0140

          19.  TERM OF AGREEMENT.

               a. TERM. This Agreement shall commence on the Effective Date and shall continue in effect for five (5) years, until June 30, 2001, unless sooner terminated by either Party in accordance with this Agreement. This Agreement shall automatically renew for an additional five year period unless either Party provides 90 days advance written notice that the Agreement is to terminate or unless sooner terminated by either Party in accordance with this Agreement.

               b. EARLY TERMINATION. The Parties reserve the right to terminate this Agreement at any time upon ninety (90) days prior written notice to the other Party hereto with the provision that all passengers ticketed prior to the effective date of termination will be transported by Mahalo according to the terms and conditions of this Agreement.

               c. TERMINATION AS A RESULT OF CHANGES OF LAW. In the event there is any change in treaties, statutes or regulations of air transportation that materially affect the rights and/or obligations presently in force with respect to the air transportation services of Hawaiian or Mahalo or both, relating to HA Code Shared Segments, then the Carriers shall consult each other, within thirty (30) days after any of the occurrences described herein, in order to determine or seek mutual agreement as to what, if any, changes to this Agreement are necessary or appropriate, including but not limited to the early termination of this Agreement.

               d. OTHER TERMINATION RIGHTS. In addition to any other provisions of this Agreement, this Agreement may be terminated, without liability, as follows:

                    (i) By either Party upon material default by the other Party after having given forty-five (45) days advance written notice to cure such material default, and the default having not been cured;


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

                    (ii) By either Party immediately on notice, if the other Party shall be dissolved or shall fail to maintain its corporate existence in good standing, or shall have its authority to operate as a scheduled airline suspended or revoked, either in whole or with respect to HA Code Shared Segments, or shall cease operations as a scheduled airline, or shall fail to carry insurance as set forth in Section 17 herein;

                    (iii) By either Party immediately on notice if the other Party shall be cited by any government authority for any significant noncompliance with a material law, rule or regulation with respect to the marketing or operation of HA Code Shared Segments;

                    (iv) By either Party immediately on thirty (30) days' prior written notice, if a carrier, foreign or domestic, that competes with the terminating Party on a material basis, acquires majority ownership of or substantial control over the other Party;

                    (v) By Hawaiian immediately on notice if Mahalo shall fail to maintain any of its aircraft in an airworthy condition and conduct its flight operations in accordance with the standards, rules and regulations promulgated by any government authority; and

                    (vi) By either Party in the event the other Party shall
(i) file a voluntary petition in bankruptcy, (ii) make an assignment for the benefit of creditors of all or substantially all of its assets, or (iii) fail to secure dismissal of an involuntary petition or bankruptcy filed against it within sixty (60) days after the filing thereof, then upon the occurrence of any of the said events, the other Party may immediately terminate this Agreement.

          20.  ASSIGNMENT.   This Agreement may not be assigned by either
Party without the prior written consent of the other Party. Any attempt to do so shall render this Agreement null and void.

          21. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the States of Hawaii.

          22. DISPUTES. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in accordance with the Arbitration Rules of the American Arbitration Association. The Arbitrators shall be knowledge in the airline industry, and shall interpret the agreement in accordance with the laws of the State of Hawaii and the arbitration shall take place in Hawaii. Judgment upon any arbitral award contemplated above may be entered in any court having jurisdiction.

          23.  ATTORNEYS FEES.   In the event an action (including
arbitration) is brought to enforce or construe the provisions of this agreement, the prevailing Party in such action shall be awarded reasonable costs and attorneys' fees as part of the judgment in such action.

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

          24. SEVERABILITY. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause the agreements contemplated herein to be unreasonable.

          25. FORCE MAJEURE. Neither Party shall be liable for delays or failure in performance in whole or in part hereunder to the extent that such delay or failure of performance is not the result of that Party's lack of reasonable diligence, if caused by any act of God, war, strike, lockout, labor dispute, fire, act of government, hurricane, or any other cause, whether similar or dissimilar, beyond the control of that Party. However, the Party relying upon this provision shall give prompt notice to the other Party of the occurrence of any event which will result in a failure or delay in performance and such other Party may terminate this Agreement upon five
(5) days' advance notice if such delay is expected to exceed seven (7) days.

          26. TITLES AND HEADINGS. The titles and headings of this Agreement are included for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof.

          27.  ENTIRE AGREEMENT; AMENDMENTS; WAIVER.   This Agreement
constitutes the full and complete agreement of the Parties and supersedes any other agreement, understanding or representation, whether verbal or in writing by or between the Parties pertaining to reduced rate shipping and reduced rate transportation. Any changes, amendments or other modifications to this Agreement shall be in writing and executed by both Parties hereto. The failure of any Party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way affect to validity of this Agreement or any part hereof or the right of such Party thereafter to enforce each and every provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other subsequent breach.

           IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed in their name and on their behalf as of the Effective Date.


HAWAIIAN AIRLINES, INC.                 MAHALO AIR, INC.



By   /s/ Peter W. Jenkins               By   /s/ Douglas Caldwell
  -------------------------------         ----------------------------------
     Peter W. Jenkins                        Douglas Caldwell
     Its Senior Vice President               Its Vice President
     Marketing & Sales                       Sales & Marketing



By   /s/ C. K. Lyman                    By   /s/ Michael M. Nakaji
  -------------------------------         ----------------------------------
     Clarence K. Lyman                       Michael M. Nakaji
     Its Vice President-Finance              Its Treasurer

                                    EXHIBIT 1

                     CONDITIONS PRECEDENT TO EFFECTIVE DATE


1. The representations and warranties of each Party set forth in the Code Share Agreement shall be true and accurate as if made on such date.

2. The receipt by each Party on or prior to the Effective Date of the following dated as of the Effective Date, all of which shall be satisfactory in form and substance to the other Party:

     (a) copies of resolutions of the boards of directors of both Parties authorizing the Parties to enter into and perform the Code Share Agreement and all exhibits attached thereto;

     (b)  a certified certificate of good standing from the State of Hawaii; and

     (c) a closing certificate and an incumbency certificate of duly authorized officers from each Party setting out the names and signatures of the person or persons authorized to sign the Code Share Agreement.

3. A contract providing for Hawaiian to handle all Mahalo ramp handling at Kahului, Maui shall have been executed by the Parties.

                                   SCHEDULE 1


                           MARKETS OPERATED BY MAHALO
                          TO BE PUBLISHED WITH HA CODE
                          ----------------------------



                                    HNL-JHM
                                    JHM-HNL
                                    HNL-MKK
                                    MKK-HNL
                                    HNL-LNY
                                    LNY-HNL
                                    LNY-MKK
                                    MKK-LNY
                                    OGG-MKK
                                    MKK-OGG

                                   SCHEDULE 2


                      BILATERAL PRORATE AGREEMENT-PASSENGER

                                   SCHEDULE 3


                        BILATERAL PRORATE AGREEMENT-CARGO